Exhibit 99.1

Investor Contact:	Steve Zenker
(239) 498-8066
stevezenker@wcicommunities.com

Media Contact:	Ken Plonski
(239) 498-8691
kenplonski@wcicommunities.com

FOR IMMEDIATE RELEASE

WCI Reports 10.5% Increase in Earnings Per Share for Second Quarter 2004

     Financial Highlights:

•	Net income: $19.1 million – up 12.4%

•	Diluted EPS: $0.42 — up 10.5%

•	Revenues: $332.0 million – up 6.9%

•	New orders: $507.4 million – up 13.8%

•	Backlog: $1.6 billion – up 64.7%

•	Projected 3Q 2004 EPS of $0.60 to $0.70 per share

•	Raised full-year 2004 EPS expectations to $2.65 — $2.75

Bonita Springs, FL (Aug. 3, 2004) WCI Communities, Inc. (NYSE: WCI), named America’s Best Builder 2004 by the National Association of Home Builders and Builder Magazine, today reported results for its second quarter ended June 30, 2004. Net income for the second quarter rose 12.4% to $19.1 million from $17.0 million earned in the second quarter of 2003. Diluted earnings per share of $0.42 increased 10.5% from the $0.38 earned the same period a year ago. Revenues advanced 6.9% to $332.0 million from $310.6 million earned in the year earlier period. Results for this quarter included a partial period contribution, $122,000 in net income, from WCI’s wholly-owned subsidiary, Valhalla, NY-based WCI Spectrum Communities, which WCI acquired on May 24, 2004.

For the six month period ended June 30, 2004, net income rose 13.1% to $32.7 million from $28.9 million in the same period a year ago, while diluted earnings per share rose 12.5% to $0.72 from $0.64.

Exhibit 99.1

Revenues over the same period increased 9.3% to $597.3 million this year from $546.6 million in the previous year.

New orders for the second quarter totaled 902 units or $507.4 million, up 54.7% in units and 13.8% in dollars from the orders recorded in the second quarter of 2003. The company’s backlog rose to an all-time record $1.6 billion, up 64.7% from the $971.2 million reported a year earlier, benefiting from strong sales of both traditional and tower homes. The average sales price for new orders during the quarter declined to $563,000 from $765,000 in the second quarter of 2003, with Traditional Homebuilding sales, which typically carry a lower average sales price than Tower sales, making up a greater proportion of the overall order mix. The average tower unit price was down as expected, with an average selling price per new order of $1.0 million vs. $1.7 million in the second quarter of last year, reflecting the company’s planned shift in mix towards more diversified product offerings.

“Traditional Homebuilding and Tower division sales significantly exceeded our expectations and are well above last year’s levels,” said WCI President Jerry Starkey. “The combination of strong order growth and all-time record backlog enhances our earnings visibility and increases our confidence that 2004 and 2005 will be record years for our company. Putting current order numbers in perspective, today’s $1.6 billion in backlog is almost 30% greater than our combined homebuilding revenue for all of 2003.”

Starkey continued, “We are raising our guidance for 2004 to $2.65 to $2.75 per share from our previous estimate of $2.45 to $2.65. Successful tower introductions in new markets and simultaneous strengthening in the pricing environment are just two of the factors contributing to our optimism. In addition, we sell a significant proportion of our units to retirement and second home buyers, and we have seen dramatic increases in consumer confidence in these sectors – measured principally by higher conversion rates and new orders. New unit orders in the retirement segment increased 125.7% for the quarter while unit orders in the second home segment were up 16.5%. Demographic trends are strong for these two sectors and a high percentage of retirement and second home purchasers pay cash for their homes, which suggests these buyers are less sensitive to interest rate increases.” The company expects its WCI Spectrum Communities subsidiary to account for up to $0.05 of its projected 2004 earnings per share.

Exhibit 99.1

For the third quarter of 2004, the company expects fully-diluted earnings per share to be $0.60 to $0.70 vs. $0.38 in the third quarter of 2003 as the company’s largest tower project to date, One Bal Harbor, is expected to begin to recognize revenue.

Traditional Homebuilding

Second quarter revenues in the Traditional Homebuilding division were $131.0 million, up 18.3% from the $110.7 million posted in the second quarter of 2003. Second quarter unit deliveries totaled 310 compared to 336 during the same period last year, including 33 from WCI Spectrum Communities. The average unit price at delivery was up 28.2% to $423,000 from $330,000. Gross margin on WCI’s Florida closings increased to 22.1% of revenue from 21.1% in the same period a year ago due in part to steady price increases at several of the company’s communities. Gross margin percentage for the entire Traditional Homebuilding division during the quarter was 19.2%, lowered by the inclusion of deliveries at its WCI Spectrum Communities subsidiary. During the quarter, that subsidiary contributed $22.7 million in revenues but only $1.1 million in gross margin, as the cost of the WCI Spectrum home inventory was increased to reflect the purchase price allocation associated with the acquisition. Purchase accounting is expected to reduce WCI Spectrum margins for the balance of 2004 and into the first half of 2005, having the effect of lowering the overall Traditional Homebuilding margins. For the full-year 2004, gross margins for the Traditional Homebuilding sector are expected to be in the upper-teens to 20 percent.

New orders for the quarter rose 66.7% to 705 while the value of new orders rose 72.3% to $302.1 million as sales picked up considerably due to increased demand at the company’s existing communities as well as better than expected demand at a new Palm Beach county urban infill community. WCI Spectrum added 23 orders with a total value of $21.5 million during the 2004 period. Traditional home backlog ended the quarter at a record $941.3 million, up 81.6% over $518.4 million at June 30, 2003. Approximately 40% of the backlog is expected to be converted to revenue during the rest of 2004 with the remainder to be converted in 2005.

Tower Homebuilding

Second quarter revenues in the Tower Homebuilding division rose 8.5% to $145.2 million from $133.8 million in the second quarter of 2003. During the quarter, there were 13 towers under construction and recognizing revenue, the same number as the second quarter last year. Sales of finished inventory units

Exhibit 99.1

were strong with 24 units sold during the quarter for revenues of $41.2 million and an average sales price of $1.7 million compared to $23.0 million from 20 units with an average sales price of $1.2 million in the second quarter of 2003. Gross margin increased to 32.1% from 28.5% in the same period last year as the company realized construction and sales incentive cost savings on certain recently completed buildings. This improved gross margin by approximately $7.6 million for the quarter. Gross margin growth was partially offset by an increase in overhead costs associated with an increase in development activities in new and existing markets. The company continues to expect the Tower division’s gross margin to be in the mid- to upper-20 percent range for the year.

New orders for the quarter jumped 23.1% to 197 units while the value of those orders dropped 24.1% from a year ago as the average sales price declined to $1.0 million from $1.7 million in the year-ago period. The decline in the value of new orders occurred due to the company’s broadened product offerings as well as a difficult average sales price comparison with the second quarter of 2003, when a large tower, Veracruz, with an average unit price of $2.0 million, converted 104 of its units to contracts. The company expects the value of its tower orders in its third quarter to increase 100% to 200% over levels achieved in the third quarter of 2003 as several new towers are expected to convert to contract, including towers in the Jacksonville, Miami Beach, and Perdido Key markets.

Tower backlog reached a record $640.9 million at quarter-end, a 41.5% increase over the $452.8 million achieved at the end of the second quarter of 2003. Approximately 37% of the backlog is expected to be converted to revenue during the balance of 2004 with the remainder to be converted to revenue in 2005 and beyond.

Real Estate Services

Second quarter revenues in the Real Estate Services division of $43.1 million were up 44.1% compared to $29.9 million in the second quarter of 2003. Second quarter gross margin as a percent of revenue remained at 18.1%, the same as in the year ago period, as an increased proportion of realty brokerage revenues from Prudential Florida WCI Realty and a decline in the contribution from the higher-margined mortgage banking business were offset by a higher margin at Prudential Florida WCI Realty.

Revenues for Prudential Florida WCI Realty, the largest segment of the Real Estate Services division, rose 56.4% to $35.2 million on a 19.6% increase in the number of transactions. Gross margin as a

Exhibit 99.1

percentage of revenue rose to 16.4% vs. 14.8% in the same period a year ago as agent productivity gained 6.0% over the same period a year ago. Overall, management expects that gross margin dollars from real estate services will grow 40% or more compared to 2003.

Amenities

Second quarter revenues in the Amenities division were $12.0 million, down 25.5% from $16.1 million in the second quarter of 2003. A decline in equity membership sales and a lack of available marina slip inventory were the primary causes of the decline, partially offset by an increase in membership dues and amenity operations revenue. Gross margin as a percent of revenue was (13.1%), down from the 14.3% recorded in the same period a year ago due to the lower membership sales and increased costs associated with start-up facilities. Year-to-date, the division has generated a small profit and the company expects a similar level of profitability for the full-year due to trends evident this far in 2004.

Other

Other income, equity in earnings from joint ventures, and land sales contributed $8.4 million during the quarter, up from $4.3 million in the same period a year ago. The increase over the second quarter of 2003 was due to a total of $7.9 million in proceeds being received from the sale of WCI’s partnership interest in the Bighorn Development, L.P., a Palm Desert, California golf course community that WCI sold in 1996, while retaining a partnership interest with subordinated distribution privileges. Year-to-date, WCI has received $14.7 million out of a total of $20 million in expected distributions from Bighorn.

For the quarter, land sales totaled $635,000 in revenues vs. $19.3 million in the second quarter of 2003. For the six months ended June 30, 2004, land sales have produced $3.7 million in revenues and $1.7 million in gross margin vs. $26.3 million in revenues and $7.5 million of gross margin in the same period a year ago. For the remainder of the year, land sales may be more substantial depending upon the outcome of ongoing entitlement and transaction negotiations. In recent years, land sales have ranged from 3% to 5% of total revenue, although in prior years land sales have accounted for a larger portion of WCI’s total revenue.

Selling, general, and administrative expenses including real estate taxes (SG&A) as a percent of revenue rose to 12.7% vs. 11.5% in the second quarter of the previous year due to an increase in salaries and

Exhibit 99.1

benefits associated with the planned growth in the company’s business and higher marketing costs associated with the increased level of activity within the company’s communities. The second half of the year will see a marked decline in these expenditures as a percent of revenue due to the much higher level of revenue expected during the period. For the year, the company expects SG&A expenditures to total less than 10.0% of revenues.

Cash Flow/Financial Position/Balance Sheet

Through June 30, 2004, net cash used by operating activities, including the purchase and development of real estate inventories, totaled $126.1 million compared to cash used of $85.6 million in the same period a year ago, due in large part to an increase in inventories reflecting increased building activity and land purchases. Total liquidity, measured as the sum of cash plus available capacity under the revolving facility, totaled approximately $368 million at June 30, 2004. The ratio of net debt to net capitalization of 56.0% was consistent with company expectations following the WCI Spectrum acquisition.

Conference Call

WCI will conduct a conference call today at 10:00 AM EDT in conjunction with this release. The call will be broadcast live at or can be accessed by telephone at (617) 847-8704 and by entering access code 32115244. A replay will be available after the call for a period of 36 hours by dialing (617) 801-6888 and entering conference code 44733878. The replay will also be available on the company’s website until at least August 31, 2004. A slide presentation will accompany the call and can be accessed on the company’s website in the Investor Relations section.

About WCI

WCI Communities, Inc. (NYSE: WCI) has been creating amenity-rich, master-planned lifestyle communities since 1946. Florida-based WCI and its Northeastern U.S. subsidiary, WCI Spectrum Communities, cater to primary, retirement, and second-home buyers in Florida, New York, New Jersey, and Connecticut. The company offers traditional and tower home choices with prices from the mid-$100,000s to more than $10 million and feature a wide array of recreational amenities. In addition to homebuilding, WCI generates earnings from its Prudential Florida WCI Realty Division, its mortgage and title businesses, and its amenities, as well as through land sales, joint ventures, and partnerships. The company currently owns and controls developable land of approximately 17,000 acres.

Exhibit 99.1

Certain information included herein and in other company reports, Securities and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company’s anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI’s ability to compete in Florida and other real estate markets; the availability and cost of land in desirable areas in Florida and elsewhere and the ability to expand successfully into those areas; WCI’s ability to obtain necessary permits and approvals for the development of its lands; WCI’s ability to raise debt and equity capital and grow its operations on a profitable basis; WCI’s ability to pay principal and interest on its current and future debts; WCI’s ability to sustain or increase historical revenues and profit margins; material increases in labor and material costs; increases in interest rates; the level of consumer confidence; adverse legislation or regulations; unanticipated litigation or legal proceedings; natural disasters; and the continuation and improvement of general economic conditions and business trends. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company’s actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements.

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For more information about WCI and its residential communities visit

www.wcicommunities.com

WCI Communities, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2004	2003
Assets
Cash and cash equivalents	$69,591	$95,005
Contracts receivable	400,861	546,696
Real estate inventories	1,496,997	1,105,866
Property and equipment	170,215	168,920
Other assets	307,859	267,186

Total assets	$2,445,523	$2,183,673

Liabilities and Shareholders’ Equity
Accounts payable, accruals and other liabilities	$522,617	$574,149

Debt obligations:
Senior unsecured credit facility	87,000	—
Mortgages and notes payable	206,117	46,918
Senior subordinated notes	678,590	678,859
Contingent convertible senior subordinated notes	125,000	125,000

Total debt obligations	1,096,707	850,777

Minority interests	20,691	—
Total shareholders’ equity	805,508	758,747

Total liabilities and shareholders’ equity	$2,445,523	$2,183,673

Other Balance Sheet Data
Debt	$1,096,707	$850,777
Shareholders’ equity	805,508	758,747

Capitalization	$1,902,215	$1,609,524

Ratio of debt to capitalization	57.7%	52.9%
Debt, net of cash and cash equivalents	$1,027,116	$755,772
Shareholders’ equity	805,508	758,747

Capitalization, net of cash and cash equivalents	$1,832,624	$1,514,519

Ratio of net debt to net capitalization	56.0%	49.9%

WCI Communities, Inc.
Selected Revenues and Earnings Information
(in thousands, except per share data)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2004	2003 (1)	2004	2003 (1)
REVENUES
Homebuilding:
Traditional	$130,992	$110,733	$207,379	$177,599
Towers	145,211	133,751	283,876	254,256
Lots	92	736	2,139	953
Amenity membership and operations	11,973	16,142	27,050	32,103
Real estate services	43,066	29,934	73,201	55,354
Land sales	685	19,345	3,687	26,311

Total revenues	332,019	310,641	597,332	546,576

GROSS MARGIN
Homebuilding:
Traditional	25,089	23,326	40,749	41,721
Towers	46,572	38,076	86,145	73,998
Lots	(12)	92	979	30
Amenity membership and operations	(1,565)	2,316	725	4,721
Real estate services	7,791	5,419	11,872	9,252
Land sales	23	2,48	1,684	7,462

Total gross margin	77,898	71,877	142,154	137,184

OTHER INCOME AND EXPENSES
Equity in losses (earnings) from joint ventures	220	(118)	(726)	(1,662)
Other income	(8,608)	(1,583)	(16,626)	(2,611)
Selling, general and administrative, including real estate taxes, net	42,220	35,615	81,555	72,799
Depreciation and amortization	3,280	2,656	6,501	5,202
Interest expense, net	10,144	7,405	18,534	16,210

Income before minority interests and income taxes	30,642	27,902	52,916	47,246
Minority interests	(839)	—	(839)	—
Income tax expense	12,365	10,881	21,091	18,388

Net income	$19,116	$17,021	$32,664	$28,858

EARNINGS PER SHARE
Basic	$0.43	$0.39	$0.74	$0.65
Diluted	$0.42	$0.38	$0.72	$0.64
WEIGHTED AVERAGE NUMBER OF SHARES
Basic	44,071	43,866	43,893	44,148
Diluted	45,736	45,317	45,607	45,213
OPERATING DATA
Interest incurred, excluding warehouse credit facility	$19,942	$17,391	$39,230	$34,127
Interest included in cost of sales	$5,088	$6,463	$10,132	$10,390

(1)	Certain amounts in the prior year’s selected revenues and earnings information have been reclassified to conform to the 2004 presentation. These reclassifications have no impact on reported net income.

WCI Communities, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	For the six months ended
	June 30,
	2004	2003
Cash flows from operating activities:
Net income	$32,664	$28,858
Increase in real estate inventories	(227,583)	(151,628)
Decrease in contracts receivable	145,835	83,887
All other	(77,049)	(46,756)

Net cash used in operating activities	(126,133)	(85,639)

Cash flows from investing activities:
Net cash paid for acquisition	(53,517)	—
Other	(20,896)	(50,541)

Net cash used in investing activities	(74,413)	(50,541)

Cash flows from financing activities:
Net borrowings under debt obligations	178,003	118,369
All other	(2,871)	6,697

Net cash provided by financing activities	175,132	125,066

Net decrease in cash and cash equivalents	$(25,414)	$(11,114)

SUPPLEMENTAL INFORMATION
Reconciliation of cash flows from operating activities to EBITDA (1)		)
Net cash used in operating activities	$(126,133)	$(85,639)
Interest expense, net	18,534	16,210
Interest included in cost of sales	10,132	10,390
Income tax expense	21,091	18,388
Depreciation and amortization	6,501	5,202
Increase in real estate inventories	227,583	151,628
Decrease in contracts receivable	(145,835)	(83,887)
All other	77,049	46,756

Total EBITDA	$88,922	$79,048

(1)	Earnings before interest, taxes, depreciation and amortization (EBITDA) is not a generally accepted accounting principle (GAAP) financial statement measurement. EBITDA should not be considered an alternative to cash flows from operations determined in accordance with GAAP as a measure of liquidity. The Company’s management believes that EBITDA is an indication of the Company’s ability to generate funds from operations that are available to pay principal and interest on debt obligations and to meet other cash needs. A reconciliation of cash from operating activities to EBITDA, the most directly comparable GAAP measure, is provided above.

WCI Communities, Inc.
Homebuilding Operational Data
(in thousands)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2004	2003	2004	2003
Traditional Homebuilding
Average Selling Price Per Home Closed	$423	$330	$411	$336
Homes Closed (Units)	310	336	505	529
Net New Orders For Homes (Units)	705	423	1,362	819
Contract Values of New Orders	$302,115	$175,344	$553,801	$355,545
Average Selling Price Per New Order	$429	$415	$407	$434
Tower Homebuilding
Net New Orders (Units)	197	160	349	213
Contract Values of New Orders	$205,301	$270,368	$412,559	$329,702
Average Selling Price Per New Order	$1,042	$1,690	$1,182	$1,548
Combined Traditional and Tower Homebuilding
Net New Orders (Units)	902	583	1,711	1,032
Contract Values of New Orders	$507,416	$445,712	$966,360	$685,247
Average Selling Price Per New Order	$563	$765	$565	$664

	June 30,	December 31,	June 30,
	2004	2003	2003
Traditional Homebuilding
Backlog (Units)	1,973	882	1,159
Backlog Contract Values	$941,279	$435,419	$518,394
Active Selling Communities	21	14	13
Tower Homebuilding
Cumulative Contract Values	$1,046,766	$1,063,125	$887,203
Less: Cumulative Revenues Recognized	(405,885)	(550,887)	(434,380)

Backlog Contract Values	$640,881	$512,238	$452,823

Towers under construction during the period recognizing revenue	13	20	13
Aggregate Backlog Contract Values, Traditional and Tower Homebuilding	$1,582,160	$947,657	$971,217